Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, AUGUST 20, 2009 Contact: David Vander Ploeg Executive VP and CFO 920-882-5854	Mark Fleming Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2010 FIRST QUARTER RESULTS

•	Free cash flow improved 44 percent, despite 13 percent decline in revenue and operating income

•	Reading and math technology company AutoSkill acquired

•	Definitive agreement signed to divest School Specialty Publishing

•	Initiating fiscal 2010 revenue, earnings per share and free cash flow guidance

Greenville, WI, August 20, 2009—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported its fiscal 2010 first quarter financial results, and announced both an acquisition and a divestiture that advance the company’s long-term strategy. Revenue for the first quarter was $330.4 million, 12.8 percent below the prior year’s $378.8 million. Excluding the anticipated decline in curriculum adoption revenue of $10 million, first quarter revenue fell 10 percent, consistent with the prior two quarters. The earnings impact related to the revenue decline has been partially mitigated by cost savings initiatives, which enabled the company to achieve an operating profit margin of 16.5 percent, or 10 basis points below the same period last year.

Free cash flow continued to perform ahead of the prior year. The company’s first quarter free cash flow improved $21.5 million, or 44 percent, compared to fiscal 2009’s first quarter free cash flow, benefiting from significant working capital improvements, particularly in the collection of receivables. Year-over-year total debt declined $125 million, including the elimination of an accounts receivable securitization facility in fiscal 2009.

School Specialty today also announced the acquisition of AutoSkill International Inc., a leading education technology company that provides educators with reading and math intervention solutions for struggling students. In addition, the company announced it has signed a definitive agreement to divest its retail trade book business, School Specialty Publishing, to Carson-Dellosa Publishing, LLC, a newly formed business entity. Under the agreement, School Specialty will combine its publishing unit assets with those of Cookie Jar Education Inc. and will receive a 35 percent minority equity interest in Carson-Dellosa Publishing, LLC. The closing is expected to occur in the second quarter of fiscal 2010.

Chief Executive Officer David J. Vander Zanden said first quarter results were supported by cost-cutting initiatives that helped preserve profit margins despite lower revenue. “Our revenue decline over the past nine months has been consistently in the 10 percent range, as educators continued to face the realities of uncertain, or reduced budgets,” said Vander Zanden. “We are seeing spending patterns improve for consumables as educators begin to replenish needed supplies and supplemental materials, and we benefit from our new category management go-to-market efforts. However, we believe revenue in the second quarter will continue to show a year-over-year decline consistent with our past nine-month trend, as we see no improvement in furniture orders and we are entering the quarter with lower booked orders compared to the same period last year. We expect the rate of decline to improve in the second half of our fiscal year.”

“Despite the current economic challenges, our associates continued to do an excellent job controlling costs and improving efficiencies in several of our processes, particularly in procurement, order fulfillment and transportation,” added Vander Zanden. “We are exceeding our $20 million cost reduction goal, and that is a credit to their hard work and dedication.”

First Quarter Financial Results

•

Revenue for the most recent first quarter was $330.4 million, compared with $378.8 million in fiscal 2009’s first quarter. The decrease was primarily due to reductions, or delays, in spending by many school districts, and an expected $10 million reduction in science adoption revenue compared to the same period last year. The furniture and equipment category incurred the largest revenue decline, while consumables saw more modest mid-single-digit declines.

•

Gross profit was $142.8 million compared with $164.0 million in last year’s first quarter. Consolidated gross margin was 43.2 percent compared with 43.3 percent last year. Improvements in product pricing and costing initiatives helped mitigate the impact that unfavorable product mix had on gross margin.

•

Selling, general and administrative (SG&A) expenses declined $12.7 million to $88.3 million compared with the prior year’s $101.0 million. The decrease is attributable to lower volume, as well as to aggressive cost-reduction efforts, which enabled the company to maintain SG&A as a percent of revenue at last year’s 26.7 percent.

•

Operating income for the first quarter was $54.5 million compared with $63.0 million for the same period last year. However, operating margin remained relatively flat at 16.5 percent, compared with 16.6 percent in last year’s first quarter.

•

First quarter interest expense of $7.6 million declined from last year’s $7.8 million, with both periods including non-cash interest expense of $3.2 million and $2.9 million, respectively, as a result of the company’s adoption of the new accounting rule for convertible debt (FSP APB 14-1). Excluding the effects of FSP APB 14-1, year-over-year interest expense declined $0.5 million in fiscal 2010’s first quarter as the company benefited from a $12.5 million decrease in average borrowings.

•

Net income for this fiscal year’s first quarter was $28.4 million ($1.51 per diluted share) compared with fiscal 2009’s first quarter net income of $33.4 million ($1.75 per diluted share). Both quarters included non-cash charges related to FSP APB 14-1, which reduced first quarter diluted EPS by $0.10 in fiscal 2010 and $0.09 in fiscal 2009.

Business Transactions

The company acquired AutoSkill International Inc. for $11.7 million, a technology-based reading and math intervention company. The Ottawa, Canada-headquartered AutoSkill expands School Specialty’s educational technology offerings, and builds upon the company’s market position in K-12th grade reading and math intervention, with an emphasis in grades 3-9. With annual revenue of $10 million, AutoSkill will become part of School Specialty’s Educational Publishing segment. The company is best known for its research-based Academy of READING® and Academy of MATH® software, which help educators develop intervention strategies to build student fluency in reading and math.

The divestiture of School Specialty Publishing to Carson-Dellosa Publishing, LLC follows School Specialty’s previously announced decision to explore strategic alternatives for its retail trade book business, which primarily markets educational products such as basic skill publications and test preparation materials to parents through mass market retailers and major bookstore chains.

“We are very pleased to have AutoSkill join the School Specialty family,” said Vander Zanden. “The company brings us highly regarded instructional technology offerings for our reading intervention business, opens the door to new growth opportunities for us in math intervention, and provides our customers with an effective Response to Intervention (RTI) option for their stimulus funds. With the combination of School Specialty Publishing and Cookie Jar Education in the newly formed Carson-Dellosa Publishing, we will become a minority owner in a stronger business that we expect will generate a significant increase in earnings through integration savings. We view this transaction as a first step to increasing the value of our investment as we move toward monetizing our minority interest longer term.”

Outlook

School Specialty has initiated revenue and earnings guidance for fiscal 2010. The company expects revenue to range from $915 million to $940 million, which includes a projected $22 million decline in curriculum adoption revenue, and an approximate $10 million decline due to the net effect of the divestiture of School Specialty Publishing and the acquisition of AutoSkill. Diluted earnings per share for fiscal 2010 is expected to range from $1.40 to $1.60, which includes a $0.42 non-cash charge for adoption of FSP APB 14-1, and approximately $0.10 in integration costs for the AutoSkill and School Specialty Publishing transactions. Excluding the FSP APB 14-1 charge and the transaction integration costs, the diluted earnings per share range is $1.92 to $2.12. Had FSP APB 14-1 been in effect last year, fiscal 2009’s diluted earnings per share would have been $1.44, compared with the reported $1.83.

Fiscal 2010 free cash flow is expected to be $70 million to $80 million, or $3.71 to $4.24 per diluted share, based on weighted average shares outstanding at the close of fiscal 2010’s first quarter.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2010 first quarter financial results. The conference call begins today, August 20, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 25, 2009, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended
	July 25, 2009	(As Adjusted)* July 26, 2008
Revenues	$330,367	$378,794
Cost of revenues	187,576	214,792

Gross profit	142,791	164,002
Selling, general and administrative expenses	88,252	101,017

Operating income	54,539	62,985

Other (income) expense:
Interest expense	7,560	7,809
Interest income	(10)	(79)
Other	—	555

Income before provision for income taxes	46,989	54,700
Provision for income taxes	18,560	21,350

Net income	28,429	33,350

Weighted average shares outstanding:
Basic	18,829	18,840
Diluted	18,876	19,107

Basic earnings per share of common stock:
Earnings from continuing operations	$1.51	$1.77

Total	$1.51	$1.77

Diluted earnings per share of common stock:
Earnings from continuing operations	$1.51	$1.75

Total	$1.51	$1.75

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	July 25, 2009	(As Adjusted from Audited Statements)* April 25, 2009	(As Adjusted)* July 26, 2008
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,867	$1,871	$5,672
Accounts receivable	237,942	103,683	241,100
Inventories	167,921	127,108	170,784
Deferred catalog costs	9,816	15,537	11,812
Prepaid expenses and other current assets	15,037	17,347	14,869
Refundable income taxes	—	1,566	—
Deferred taxes	9,805	9,805	16,921

Total current assets	444,388	276,917	461,158
Property, plant and equipment, net	69,060	70,183	75,198
Goodwill	539,109	532,318	543,696
Intangible assets, net	165,505	168,082	174,621
Other	27,632	27,551	28,723

Total assets	$1,245,694	$1,075,051	$1,283,396

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$128,354	$127,071	$123,369
Accounts payable	131,280	56,786	113,467
Accrued compensation	12,871	12,821	15,523
Deferred revenue	5,777	4,254	8,018
Accrued income taxes	12,502	—	10,201
Other accrued liabilities	37,286	28,231	44,462

Total current liabilities	328,070	229,163	315,040
Long-term debt - less current maturities	275,902	244,586	344,944
Deferred taxes	63,982	60,025	64,686
Other liabilities	913	913	1,080

Total liabilities	668,867	534,687	725,750

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,255,767; 24,243,438 and 24,194,468 shares issued, respectively	24	24	24
Capital paid-in excess of par value	462,287	461,234	457,858
Treasury stock, at cost - 5,420,210; 5,420,210 and 5,420,210 shares, respectively	(186,637)	(186,637)	(186,637)
Accumulated other comprehensive income	17,785	10,804	25,241
Retained earnings	283,368	254,939	261,160

Total shareholders’ equity	576,827	540,364	557,646

Total liabilities and shareholders’ equity	$1,245,694	$1,075,051	$1,283,396

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Three Months Ended
	July 25, 2009	(As Adjusted)* July 26, 2008
Cash flows from operating activities:
Net income	$28,429	$33,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	6,762	6,265
Amortization of development costs	1,831	1,773
Amortization of debt fees and other	520	510
Share-based compensation expense	1,273	1,610
Deferred taxes	3,661	3,429
Loss (gain) on disposal of property, equipment and other	—	1
Non cash convertible debt deferred financing costs	3,166	2,916
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(134,156)	(163,527)
Inventories	(40,582)	(21,261)
Deferred catalog costs	5,721	3,033
Prepaid expenses and other current assets	3,802	12,034
Accounts payable	74,259	49,184
Accrued liabilities	22,978	25,541

Net cash used in operating activities	(22,336)	(45,142)

Cash flows from investing activities:
Additions to property, plant and equipment	(2,946)	(2,120)
Proceeds from business dispositions	200	1,742
Investment in product development costs	(2,194)	(1,780)
Proceeds from disposal of property, plant and equipment	—	45

Net cash used in investing activities	(4,940)	(2,113)

Cash flows from financing activities:
Proceeds from bank borrowings	109,800	202,900
Repayment of debt and capital leases	(80,365)	(143,054)
Purchase of treasury stock	—	(15,250)
Payment of debt fees and other	(238)	—
Proceeds from exercise of stock options	75	2,471
Excess income tax benefit from exercise of stock options	—	1,826

Net cash provided by financing activities	29,272	48,893

Net increase in cash and cash equivalents	1,996	1,638
Cash and cash equivalents, beginning of period	1,871	4,034

Cash and cash equivalents, end of period	$3,867	$5,672

Free cash flow reconciliation:
Net cash used in operating activities	$(22,336)	$(45,142)
Additions to property and equipment	(2,946)	(2,120)
Investment in development costs	(2,194)	(1,780)
Proceeds from disposal of property and equipment	—	45

Free cash flow	$(27,476)	$(48,997)

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2010

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	1Q10-QTD	1Q09-QTD	Change $	Change %	1Q10-QTD	1Q09-QTD
Revenues
Educational Resources	$224,943	$252,250	$(27,307)	-10.8%	68.1%	66.6%
Publishing	106,345	126,828	(20,483)	-16.2%	32.2%	33.5%
Corporate and Interco Elims	(921)	(284)	(637)		-0.3%	-0.1%

Total Revenues	$330,367	$378,794	$(48,427)	-12.8%	100.0%	100.0%

					% of Revenues
	1Q10-QTD	1Q09-QTD	Change $	Change %	1Q10-QTD	1Q09-QTD
Gross Profit
Educational Resources	$82,715	$89,093	$(6,378)	-7.2%	57.9%	54.3%
Publishing	59,515	74,021	(14,506)	-19.6%	41.7%	45.1%
Intercompany Eliminations	561	888	(327)		0.4%	0.6%

Total Gross Profit	$142,791	$164,002	$(21,211)	-12.9%	100.0%	100.0%

Segment Gross Margin Summary-QTD
	1Q10-QTD	1Q09-QTD
Gross Margin
Educational Resources	36.8%	35.3%
Publishing	56.0%	58.4%
Total Gross Margin	43.2%	43.3%